Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 316.299.7463
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY NAMES NEW MEMBER TO BOARD OF DIRECTORS

TOPEKA, Kan., July 14, 2010 — Westar Energy, Inc. (NYSE:WR) today announced the appointment of S. Carl Soderstrom Jr. to its board of directors. As a member of the Westar Energy board, Soderstrom will serve on the Finance Committee, as well as the Nominating and Corporate Governance Committee.

Soderstrom previously served as senior vice president and chief financial officer for ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, MI. When he left the company, ArvinMeritor was a Fortune 300 company with $9.1 billion in sales and more than 31,000 employees in 25 countries world-wide. He brings more than 25 years of experience in operations, finance and engineering/product development in the automotive and manufacturing industries to the Westar Energy board of directors. His experience includes executive and management positions at Rockwell International, General Electric Company and Emerson Electric.

“Carl’s professional experience as well as his board involvement and accomplishments are outstanding,” said Charles Q. Chandler IV, Westar Energy chairman of the board. “His judgment and guidance will be of great value to Westar Energy as the company moves forward.”

Westar Energy names new board member	Page 2 of 2

Soderstrom serves as chair of the Audit Committee and as a member of the Nominating and Corporate Governance and Strategy and Growth Committees of FreightCar America, Inc. He also serves as chair of the Corporate Governance Committee and a member of the Audit Review Committee of Lydall, Inc.

Soderstrom is 57 and resides in Rochester Hills, MI. He has a degree in mechanical engineering from Duke University and an MBA from the University of Michigan.

The Westar Energy board of directors was assisted by Heidrick & Struggles in the recruitment of Soderstrom.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 684,000 customers in the state. Westar Energy has about 7,100 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines. For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.